EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-111466, 333-111467, 333-111469 and 333-116114 on Form S-8 and Registration Statement No. 333-122215 on Form S-3 of our reports dated February 28, 2005, relating to the consolidated financial statements and financial statement schedules of The DIRECTV Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” and the change in method of accounting for subscriber acquisition, upgrade and retention costs) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The DIRECTV Group, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Los Angeles, California

February 28, 2005